Exhibit 10.1

August 8, 2016

Re:       Terms of Transition

Dear Geoff:

This letter agreement (the “Agreement”) between you and Yelp Inc. (“Yelp” or the “Company”) sets forth the terms of your transition from Yelp in connection with the notice you provided on August 5, 2016 of your intent to resign as Yelp’s Chief Operating Officer.

1.       Transition Period.  Your last day of regular employment as the Company’s Chief Operating Officer will be August 9, 2016 (the “Regular End Date”).  After that date, you agree to make yourself available, as requested by Yelp from time to time, in an advisory capacity (the “Transition Period”).  You will remain a full-time employee during the Transition Period, which will end on March 9, 2017.  The actual last day of your employment with Yelp is your “Separation Date,” and is intended to be the date when your Transition Period ends, but may be an earlier date if your employment is terminated pursuant to Paragraph 6 below.

2.       Compensation.  You will continue to be paid your current base salary ($1.00 annually) through the Separation Date.  However, you agree that, after the Regular End Date, you will cease accruing paid time off (“PTO”), having access to Company-paid parking and earning any additional benefits except as may be expressly set forth in this Agreement or as required by law.  Yelp will pay you any PTO that you accrue through the Regular End Date, and compensation that you earn through the Separation Date, subject to Yelp’s standard payroll practices.

3.       Equity Awards. After the Separation Date, the terms of the awards you have been granted under the Company’s equity plans, including your right to exercise vested stock options, will continue to be governed by the terms of your operative agreements with Yelp and the applicable equity plans.  For purposes of such equity plans and agreements, Yelp agrees that your continued service on the board of directors of Yelp Inc. after the Separation Date will satisfy the “Continuous Service” requirement for continued vesting of your awards.

4.       Benefits.  Your group health insurance coverage will remain in effect until the last day of the month in which the Separation Date occurs.  Yelp will continue to pay, on your behalf, the portion of your health insurance premium that would ordinarily be deducted from your paycheck through such date.

5.       Subsidiary and Affiliate Positions.  Your signature below constitutes your resignation as an officer and director of all subsidiaries and affiliates of Yelp that you hold as a result of your service as Chief Operating Officer (but does not apply to your service on the board of directors of Yelp Inc.).  Such resignation will be effective as of the Separation Date, and you agree that you will take any and all actions necessary to ensure an orderly transition of such positions.

6.      Termination.  The Transition Period (and your employment) may be terminated at any time if (a) you resign, or (b) Yelp terminates your employment due to your (i) material breach of Yelp policy or procedure or other misconduct, (ii) material breach of any written agreement with Yelp, including, but not limited to, this Agreement, or (iii) failure to perform your job duties as assigned to you in a timely and satisfactory manner during the Transition Period.  In the event of an Early Termination, you will receive no further compensation or benefits from Yelp other than as expressly provided herein or as required by applicable law.  Nothing in this Agreement is intended to affect the at-will status of your employment with Yelp.

Yelp Inc. ● 140 New Montgomery Street, San Francisco, California 94105 ● Telephone: 415.908.3801 ● Fax: 415.908.3833

7.       Proprietary Information Obligations.  You acknowledge and reaffirm your obligation to comply with the Confidentiality and Inventions Assignment Agreement you signed as a condition of your employment with Yelp.

8.       Executive Severance Benefit Plan.  You agree that the benefits set forth in this Agreement replace in their entirety any benefits you may now or in the future be entitled to under the Company’s Executive Severance Benefits Plan established effective January 6, 2012 (the “Severance Plan”), and you waive all rights thereunder.

9.       Release of Claims.

   a.    General Release.  You hereby generally and completely release Yelp and its predecessors, successors, affiliates, parent and subsidiary entities, as well as each of their current and former directors, officers, employees, shareholders, partners, agents, attorneys, insurers, affiliates and assigns (collectively, the “Released Parties”) of and from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct or omissions that occurred prior to or on the date that you sign this Agreement (collectively, the “Released Claims”).

   b.    Scope of Release.  The Released Claims include, but are not limited to: (i) all claims arising out of or in any way related to your employment with Yelp, or the termination of that employment; (ii) all claims related to your compensation and benefits from Yelp, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, restricted stock units or any other ownership interests in Yelp; (iii) all claims for breach of contract, wrongful termination and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including, without limitation, claims for fraud, defamation, emotional distress and discharge in violation of public policy; and (v) all federal, state and local statutory claims, including, without limitation, claims for discrimination, harassment, retaliation, privacy, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964, the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (the “ADEA”), the federal National Labor Relations Act of 1935, the federal Family and Medical Leave Act, the federal Fair Credit Reporting Act, the federal Employee Retirement Income Security Act, the California Investigative Consumer Reporting Agencies Act, the California Labor Code, the California Civil Code, the California Business and Professions Code, the California Fair Employment and Housing Act, the California Family Rights Act, the Wage Orders of the California Industrial Welfare Commission, in each case as amended, and, in each case, similar laws in other jurisdictions.  If, notwithstanding the above, you are awarded any money or other relief under such a claim, you hereby assign the money or other relief to Yelp.

   c.    Excluded Claims.  Notwithstanding the foregoing, the following are not included in the Released Claims (collectively, the “Excluded Claims”): (i) any rights or claims for indemnification you may have pursuant to any written indemnification agreement with Yelp to which you are a party, the certificate of incorporation and bylaws of Yelp, or under applicable law; (ii) any rights that are not waivable as a matter of law; and (iii) any rights you have under this Agreement.  In addition, nothing in this Agreement prevents you from filing, cooperating with or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor or the California Department of Fair Employment and Housing, except that you hereby waive your right to any monetary benefits in connection with any such claim, charge or proceeding with regard to any claim released herein.

Yelp Inc. ● 140 New Montgomery Street, San Francisco, California 94105 ● Telephone: 415.908.3801 ● Fax: 415.908.3833

  d.     ADEA Waiver.  You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA (“ADEA Waiver”), and that the benefits given under this Agreement for the ADEA Waiver are in addition to anything of value to which you were already entitled.  You further acknowledge that you have been advised by this writing, as required by the ADEA, that: (i) your ADEA Waiver does not apply to any rights or claims that may arise after the date you sign this Agreement; (ii) you should consult with an attorney prior to signing this Agreement (although you may choose voluntarily not to do so); (iii) you have twenty-one (21) days to consider this Agreement (although you may choose voluntarily to sign this Agreement earlier); (iv) you have seven (7) days following the date you sign this Agreement to revoke the Agreement by providing written notice to Yelp; and (v) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after you sign this Agreement (the “Effective Date”).

10.     Section 1542 Waiver.  In giving the releases herein, which include claims that may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code, which reads as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

You hereby expressly waive and relinquish all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect to your release of claims herein, including, but not limited to, your release of unknown claims.

11.    Return of Yelp Property and Information.  You agree to search diligently to locate all Yelp documents, materials, information, communications and other Yelp property that you control or have had in your possession at any time, including, without limitation, (a) all Yelp confidential and proprietary information and (b) any materials or information on your personal computer, server and e-mail system (collectively, “Yelp Property”).  You agree to return all Yelp Property and copies thereof no later than the Separation Date, or destroy them if Yelp requests; provided, however, that Yelp agrees to provide you with continued access to and limited use of your Yelp e-mail account (not to conduct Yelp business without prior approval by Yelp) until the Separation Date.

12.    Non-Disparagement.  You agree that you will not (a) disrupt, or take any action that could reasonably be expected to disrupt, any aspect of Yelp’s business or operations, or (b) disparage, criticize, or otherwise take actions that could reasonably be expected to harm the reputation of, or lead to unwanted or unfavorable publicity for, Yelp, its subsidiaries and affiliates, or any of their respective current or former officers, directors, management, clients, users, products or services, except for truthful statements that are expressly required by law.  You agree to submit to Yelp, and Yelp agrees to review, prior to publication, any book, memoir, article or other work authored by you, published under your name or otherwise created at your direction, relating to Yelp, to discuss and determine in good faith whether such material violates the prohibitions contained in this Paragraph 12. Yelp agrees (through its officers and directors) not to disparage, criticize, or otherwise take actions that could reasonably be expected to harm your business or professional reputation, except for truthful statements that are expressly required by law.

Yelp Inc. ● 140 New Montgomery Street, San Francisco, California 94105 ● Telephone: 415.908.3801 ● Fax: 415.908.3833

13.    Representations.  You hereby represent that (a) you have been paid all compensation owed and for all hours worked, and, as to any further alleged wages, you agree that there is a good-faith dispute as to whether such wages are due, and based on this good-faith dispute, you release and waive any and all further claims regarding unpaid wages and any corresponding penalties, interest or attorneys’ fees, in exchange for the benefits provided by this Agreement; (b) you have received all the leave and leave benefits and protections for which you are eligible, pursuant to the Family and Medical Leave Act, the California Family Rights Act or otherwise; and (c) have not suffered any on-the-job injury for which you have not already filed a workers’ compensation claim.

14.    Dispute Resolution.  Any dispute, claim or controversy of whatever nature arising out of or relating to this Agreement (including any other agreement(s) contemplated hereunder), including, without limitation, any action or claim based on tort, contract or statute, or concerning the interpretation, performance or execution of this Agreement, will be resolved by confidential, final and binding arbitration administered by Judicial Arbitration and Mediation Services, Inc. (“JAMS”), in San Francisco, California, before a single arbitrator, in accordance with JAMS’ then-applicable arbitration rules.  You acknowledge that by agreeing to this arbitration procedure, you and Yelp waive the right to resolve any such dispute, claim or demand through a trial by jury or judge or by administrative proceeding.  You will have the right to be represented by legal counsel at any arbitration proceeding.  The arbitrator will: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be available under applicable law in a court proceeding; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award and the arbitrator’s essential findings and conclusions on which the award is based.  Yelp will bear all JAMS fees for the arbitration.  Nothing in this Agreement will prevent any of the parties from obtaining injunctive relief in court if necessary to prevent irreparable harm pending the conclusion of any arbitration.  Any awards or orders in such arbitrations may be entered and enforced as judgments in any court of competent jurisdiction.

15.    Miscellaneous.  This Agreement constitutes the complete, final and exclusive embodiment of the entire agreement between you and Yelp with regard to its subject matter.  It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations (including your employment offer letter and the Severance Plan).  This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of Yelp.  This Agreement will bind the heirs, personal representatives, successors and assigns of both you and Yelp, and inure to the benefit of both you and Yelp, their heirs, successors and assigns.  If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified so as to be rendered enforceable to the fullest extent permitted by law.  This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of Delaware, without regard to conflict of laws principles.  Any ambiguity in this Agreement will not be construed against either party as the drafter.  Any waiver of a breach of this Agreement must be in writing to be effective and will not be deemed to be a waiver of any successive or other breach.  This Agreement may be executed in counterparts, and facsimile and electronic image signatures will be equivalent to original signatures

Yelp Inc. ● 140 New Montgomery Street, San Francisco, California 94105 ● Telephone: 415.908.3801 ● Fax: 415.908.3833

If these terms are acceptable to you, please sign and date in the space indicated below and return the signed copy to me within twenty-one (21) calendar days.  After you sign the Agreement, you may revoke your acceptance by notifying me in writing.  Such written notice must be received no later than the close of business on the seventh (7th) calendar day after you signed the Agreement.  If you revoke the Agreement, then you will not be entitled to any of its benefits except those required by law.

Sincerely,
Yelp Inc.

By:	/s/ Jeremy Stoppelman
Jeremy Stoppelman
Chief Executive Officer

I have read, understood and hereby agree to the terms as set forth above, and further acknowledge that no other commitments were made to me in connection with my transition from the Company except as specifically set forth in this Agreement.

/s/ Geoff Donaker	8/8/2016
Geoff Donaker	Date

Yelp Inc. ● 140 New Montgomery Street, San Francisco, California 94105 ● Telephone: 415.908.3801 ● Fax: 415.908.3833